Exhibit 99.1

For Immediate Release

Published Study Shows Helix Biotherapeutic Delivery System used in CardiAMP Phase III Heart Failure Trial has Fewest Adverse Events Among Competitive Delivery Systems

SAN CARLOS, Calif. – December 01, 2020 - BioCardia®, Inc. [Nasdaq: BCDA] today announced that the Company’s proprietary Helix Biotherapeutic Delivery System (the Helix System) demonstrated the best safety profile among clinical transendocardial catheter injection systems used for cardiac cell therapy delivery in an in-press corrected proof published in the journal, Cardiovascular Revascularization Medicine. The Helix System is being used in the pivotal Phase III CardiAMP Heart Failure Trial currently enrolling nationwide for infusion of BioCardia’s CardiAMP cell therapy to the myocardium.

The study, which can be accessed here1, analyzed clinical trials encompassing 1,789 patients that underwent transendocardial injections using either a helical needle (BioCardia’s Helix System), or one of three other clinical use designs developed by BioCardia competitors: an electro-anatomically tracked straight needle, a straight needle without tracking elements, or a curved needle. The paper titled, “Clinical safety profile of transendocardial catheter injection systems: a plea for uniform reporting,”1 was authored by Amish N. Raval, MD, of the University of Wisconsin and Carl J. Pepine, MD, of the University of Florida.

The article reported the combined transendocardial injection-associated serious adverse event (SAE) rate was 3.4% across all four catheters, with the Helix System demonstrating the lowest SAE rate of only 1.1%. The next-closest delivery system had three times as many reported adverse events as the Helix System, with one system having 8.3 times as many adverse events as the Helix System.

In the paper, the authors concluded,“the helical needle designed catheter is associated with a particularly low reported rate of death, myocardial infarction, stroke, cardiac perforation causing death or requiring surgical or percutaneous evacuation, serious arrhythmia, and vascular complications.”

“This rigorous, independent review of the scientific literature follows earlier data showing that Helix has the lowest risk to patients2 and most efficient cell delivery3 compared to other leading delivery routes evaluated. Having the safest and highest performance delivery platform enhances the probability that our clinical cell therapy programs will become valuable therapies for millions of patients suffering from cardiac disease,” said BioCardia Chief Executive Officer Peter Altman.

About BioCardia®

BioCardia, Inc., headquartered in San Carlos, California, is developing autologous and allogenic cell-based therapies to treat cardiovascular disease. CardiAMP™ and CardiALLO™ cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company has also developed a portfolio of approved enabling products that optimize delivery of its cell therapies.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the safety and efficiency of cell delivery using the Company’s delivery systems.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in our documents filed with the SEC, including our recent filings on Form 8-K, Form 10-K and Form 10-Q, particularly any statements under the caption entitled “Risk Factors” Therein.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

References

1.

Raval AN, Pepine CJ. Clinical safety profile of transendocardial catheter injection systems: A plea for uniform reporting. Cardiovascular Revascularization Medicine https://www.sciencedirect.com/science/article/pii/S1553838920304164?via%3Dihub.

2.	Duckers HJ, et al. Performance of Helix transendocardial biotherapeutic delivery system after 300 cases, Transcatheter Therapeutics, San Diego 2018.

3.	Mitsutake Y, et al. Improvement of local cell delivery using Helix Transendocardial Delivery Catheter in a porcine heart. Int Heart J. 2017.

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Media Contact:
Michelle McAdam, Chronic Communications, Inc.
Email: michelle@chronic-comm.com
Phone: 310-902-1274

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120